Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Strongbridge Biopharma plc for the registration of 28,265,833 of its ordinary shares and to the incorporation by reference therein of our report dated August 17, 2015, with respect to the consolidated financial statements of Strongbridge Biopharma, included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Gothenburg, Sweden

January 12, 2017